Exhibit 99.1

Welsbach Technology Metals Acquisition Corp. Announces Receipt of Deposit Proceeds from Extension Note

FOR IMMEDIATE RELEASE

New York, NY, December 27, 2022 — Welsbach Technology Metals Acquisition Corp. (the “Company”), announced today that on December 30, 2022 it issued and sold to Welsbach Acquisition Holdings LLC (the “Sponsor”) a non-interest bearing, unsecured promissory note equal to $772,768.60 (the “Proceeds”), and that such Proceeds were placed on deposit in the Company’s Trust Account on December 23, 2022. As such, in accordance with Article G of the Company’s amended and restated certificate of incorporation, the Company’s time period to consummate a Business Combination has been extended to and including March 30, 2023. Such note would not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so and would either be paid upon consummation of the initial business combination out of the proceeds of the Trust Account released to the Company or, at the Sponsor’s discretion, converted, in full or in part, upon consummation of our business combination into additional private units at a price of $10.00 per unit.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the potential conversion of the promissory note by the Sponsor into additional private placement units and the anticipated deposit of the proceeds of such purchase in the Company’s Trust Account. No assurance can be given that the transactions discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company.

Investor Contact:

Christopher Clower, Welsbach Technology Metals Acquisition Corp.

chris@welsbach.sg